Exhibit 99.1

	Contact:	Greg Eden 508-293-7195
FOR IMMEDIATE RELEASE		eden_greg@emc.com

EMC PRICES $3.45 BILLION OF CONVERTIBLE SENIOR NOTES

Company to Repay $2.2 Billion Credit Facility, Purchase Common Stock

HOPKINTON, Mass. – November 14, 2006—EMC Corporation (NYSE:EMC), the world leader in information management and storage, today announced the pricing of $1.725 billion of convertible senior notes due in 2011 and $1.725 billion convertible senior notes due in 2013, for an aggregate transaction size of $3.45 billion, an increase of $450 million from the amount announced yesterday, November 13, 2006. The notes are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The 2011 and 2013 notes will pay interest semiannually at a rate of 1.75 percent per annum. The 2011 and 2013 notes will be convertible, at the holder’s option during specified periods, at an initial conversion rate of 62.1978 shares per $1,000 principal amount of notes, which represents a 27.5 percent conversion premium based on the closing price of $12.61 per share on November 13, 2006. In certain circumstances, the notes may be settled with cash up to the principal amount. With respect to any conversion value in excess of the principal amount, EMC has the option to settle the excess with cash, shares of EMC common stock, or a combination of cash and common stock. The initial purchasers have no option to purchase additional notes.

EMC estimates that the net proceeds from the offering will be approximately $3.4 billion after deducting estimated discounts, commissions and expenses.

EMC expects to use the proceeds from the transactions to repay in full the $2.2 billion that it borrowed under a senior credit facility to finance its acquisition of RSA Security Inc.

EMC also expects to use a portion of the offering proceeds to fund convertible note hedge transactions that EMC has entered into with one or more of the initial purchasers of the notes, their affiliates or other financial institutions. These convertible note hedge transactions are intended to offset the dilution to EMC’s common stock resulting from potential future conversion of the notes. EMC also entered into separate transactions with certain of the initial purchasers, their affiliates and other financial institutions to sell warrants to purchase shares of its common stock, which will have an exercise price of approximately $19.55 per share, representing a 55 percent premium based on the closing price of $12.61 per share on November 13, 2006. The counterparties to these transactions, or their affiliates, have purchased shares of EMC common stock or entered into derivative transactions in EMC common stock concurrently with or following the pricing of the notes.

Contemporaneously with the pricing of the notes, EMC is purchasing approximately $946 million worth of shares of its common stock with proceeds from the transactions and $34 million of its cash on hand, in privately negotiated transactions through one or more of the initial purchasers or their affiliates. EMC expects to spend at least $3.6 billion in 2006 repurchasing EMC shares and redeeming $125 million in convertible debt related to its 2003 acquisition of Documentum.

Today’s announcement does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the shares of EMC common stock may be issued upon conversion have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About EMC

EMC Corporation (NYSE: EMC) is the world leader in products, services, and solutions for information management and storage that help organizations extract the maximum value from their information, at the lowest total cost, across every point in the information lifecycle. Information about EMC’s products and services can be found at www.EMC.com.

EMC is a registered trademark of EMC Corporation. All other trademarks are the property of their respective owners.

This release contains “forward-looking statements” as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in information technology spending; (iii) risks associated with acquisitions and investments, including the challenges and costs of integration, restructuring and achieving anticipated synergies; (iv) competitive factors, including but not limited to pricing pressures and new product introductions; (v) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (vi) component and product quality and availability; (vii) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (viii) insufficient, excess or obsolete inventory; (ix) war or acts of terrorism; (x) the ability to attract and retain highly qualified employees; (xi) fluctuating currency exchange rates; and (xii) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission. EMC disclaims any obligation to update any such forward-looking statements after the date of this release.